Exhibit 99.1

September 12, 2011	Contact:
FOR IMMEDIATE RELEASE	WaferGen 510-651-4450 Don Huffman, CFO don.huffman@wafergen.com Media: Joyce Strand joyce.strand@wafergen.com Investors: Tim Ryan tryan@shorehamgroupllc.com 212-242-7777

WaferGen Reports Second Quarter 2011 Financial Results

Fremont, Calif., September 12, 2011 -- WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today reported financial results for the second quarter ended June 30, 2011.

“During the second quarter, our principle focus was to secure adequate funding to commercialize the SmartChip Real-Time PCR System.  We accomplished that goal on May 27, 2011 by completing a private placement financing of $30.6 million in equity and debt with three leading institutional life science investors, Great Point Partners, LLC, Deerfield Management and Merlin Nexus, and certain members of the Board and management,” said Alnoor Shivji, Chairman and CEO.

“We will put this money to work in the second half of the year to expand the commercial team and generate additional applications and content for the SmartChip System.  With additional applications (genotyping) and enhancements to SmartChip panels (disposables), we can continue to enrich the transformative SmartChip System to address unmet needs in biomarker profiling validation, next-generation sequencing validation, disease research, drug development, personalized medicine and applied markets.”

Revenue
Revenue for the second quarter ended June 30, 2011 was $45,000 compared to $432,000 for the second quarter ended June 30, 2010.  Revenue for the six months ended June 30, 2011 totaled $396,000 compared to $822,000 for the first six months of 2010.  Substantially all of the revenue in the second quarter and the first six months ended June 30, 2011 was from sales of a combination of one or more of WaferGen’s SmartChip Systems, SmartChip Panels (disposable gene chips) and/or SmartChip Gene Expression Profiling Services, compared with a mix of SmartChip and SmartSlide revenue in 2010. The decrease in revenue is primarily due to the absence of sales of SmartChip Real-Time PCR Systems, along with a decrease in sales of the company’s Real-Time PCR Chip panels and Fee-for-Service.

Net Income/Loss
The closing of the $30.6 million financing required a number of new accounting entries for the three and six months ended June 30, 2011 that resulted in non-cash charges to net income totaling $13.2 million, see details below.

For the second quarter ended June 30, 2011, net loss attributable to common stockholders is $18.6 million (of which $13.2 million is non-cash as above), or $(0.45) per share (basic and diluted), compared to a net income attributable to common stockholders of $646,000 or $0.02 per share (basic and diluted), for the same period in 2010.  For the six months ended June 30, 2011, WaferGen reported a net loss attributable to common stockholders of $22.5 million (of which $13.2 million is non-cash as above), or $(0.54) per share (basic and diluted), compared to a net loss attributable to common stockholders of $3.9 million, or $(0.12) per share for the same period in 2010.

Of the $13.2 million non-cash charges for the three and six months ended June 30, 2011, $9.3 million is a one-time accretion expense related to a beneficial conversion feature arising on issuance of the Series A-1 convertible preferred stock; $2.3 million is a one-time interest expense arising from the issuance of convertible promissory notes, and $1.6 million is a non-cash expense on the revaluation of the conversion element of the convertible promissory notes, that can fluctuate in future periods based on the company’s stock price.

Net loss for the three and six months ended June 30, 2011 was also impacted by warrant derivative revaluations.  Net loss from warrant derivative revaluations for the three months ended June 30, 2011 was $191,000, compared to net gain of $3.6 million for the three months ended June 30, 2010; and net gain of $300,000 for the six months ended June 30, 2011 compared to net gain of $1.7 million for the six months ended June 30, 2010.  These non-cash gains and losses are attributed to revaluations of outstanding warrants and result primarily from a fluctuation in the company’s stock price in the period – a decrease in company stock price results in gains and vice versa.

Operating Expenses
Operating expenses totaled $5.0 million for the three months ended June 30, 2011 compared to $3.1 million in the same period of 2010.  Operating expenses totaled $9.2 million for the first six months of 2011, compared to $6.0 million for the first six months of 2010.

For the three months ended June 30, 2011, research and development expenses were  $2.0 million as compared to $1.5 million for the three months ended June 30, 2010.  For the six months ended June 30, 2011, research and development expenses were $4.1 million compared to $3.0 million in the first six months of 2010.  The increase in research and development expenses occurred primarily from expenses associated with the development of SmartChip products and services.

Sales and marketing expenses for the three months ended June 30, 2011 increased to $870,000, as compared to $475,000 for the three months ended June 30, 2010. For the six months ended June 30, 2011, sales and marketing expenses increased to $1.6 million compared to $725,000 in the first six months of 2010. The increase in sales and marketing expenses resulted primarily from additional staff and promotional activities associated with the commercialization and sales of SmartChip Systems and services.

For the three months ended June 30, 2011, general and administrative expenses increased to $2.1 million, as compared to $1.2 million for the three months ended June 30, 2010.  For the six months ended June 3, 2011, general and administrative expenses increased to $3.5 million compared to $2.2 million for the same period in 2010.  General and administrative expenses increased due to additional personnel and consulting expenses (primarily non-recurring) and costs related to fund raising activities.

Assets
WaferGen ended the second quarter of 2011 with $24.7 million in cash and cash equivalents compared to $2.2 million at year end 2010.  The increase in cash is due to the completion of a private placement financing of $30.6 million in equity and debt with three leading institutional life science investors and certain members of the Board and management.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR System, a next-generation Real-Time PCR system for discovery and validation of gene expression patterns (biomarkers) on a single platform. The SmartChip System provides a range of high-throughput capabilities including microRNA and oncology gene expression profiling and Single Nucleotide Polymorphism (SNP) genotyping.  WaferGen also offers Quick-Turnaround SmartChip Custom (User-Defined) Panels to enable validation studies of specific genes of interest through customization of high-throughput, real-time PCR SmartChip assay panels—all on a quick-turnaround basis.

WaferGen believes that the SmartChip System is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip System enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System.  For additional information, please see http://www.wafergen.com.

Forward Looking Statements

This press release contains certain "forward-looking statements".  Such statements include statements relating to the advancement of genomic-based therapeutic and diagnostic development through the use of the SmartChip System, statements relating to the planned use in the second half of 2011 of funds received in the company in its May 2011 financing, and other statements relating to future events are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company may need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2011.  Security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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WAFERGEN BIOSYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$24,668,747	$2,209,941
Restricted cash	100,826	100,651
Accounts receivable, net	91,007	778,769
Inventories, net	1,134,508	1,024,250
Prepaid expenses and other current assets	100,062	176,259

Total current assets	26,095,150	4,289,870

Property and equipment, net	1,996,861	1,191,840
Other assets	876,351	334,855

Total assets	$28,968,362	$5,816,565

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$768,946	$1,196,861
Accrued payroll and related costs	772,810	440,101
Deferred revenue	25,000	25,000
Other accrued expenses, current portion	583,590	428,497
Current portion of long-term debt	2,257	419,384

Total current liabilities	2,152,603	2,509,843

Other accrued expenses, non-current portion	117,293	—
Long-term debt, net of current portion	913,041	1,589,468
Derivative liability for put option on Series B redeemable convertible preference shares of subsidiary	118,476	194,088
Derivative liability for conversion element of convertible promissory notes	13,108,276	—
Warrant derivative liability	1,625,552	2,240,962

Total liabilities	18,035,241	6,534,361

Series A and B redeemable convertible preference shares of subsidiary	3,458,632	3,337,476

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Series C convertible preference shares of subsidiary	4,993,728	––
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,937,499.97 shares issued and outstanding at June 30, 2011	9,838,569	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 41,596,055 and 41,175,464 shares issued and outstanding at June 30, 2011, and December 31, 2010 respectively	41,596	41,175
Additional paid-in capital	48,671,241	38,881,075
Accumulated deficit	(56,399,932)	(43,265,399)
Accumulated other comprehensive income	329,287	287,877

Total stockholders’ equity (deficit)	7,474,489	(4,055,272)

Total liabilities and stockholders’ equity (deficit)	$28,968,362	$5,816,565

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$44,905	$431,894	$395,937	$821,679

Cost of revenue	13,942	135,894	154,891	271,749

Gross profit	30,963	296,000	241,046	549,930

Operating expenses:
Sales and marketing	870,247	475,143	1,636,159	724,949
Research and development	2,019,173	1,496,443	4,079,888	3,038,711
General and administrative	2,075,200	1,160,049	3,488,781	2,203,954

Total operating expenses	4,964,620	3,131,635	9,204,828	5,967,614

Operating loss	(4,933,657)	(2,835,635)	(8,963,782)	(5,417,684)

Other income and (expenses):
Interest income	6,615	1,949	7,360	7,107
Interest expense (including excess debt discount of $2,255,074 expensed as interest in the three and six months ended June 30, 2011)	(2,710,344)	(1,067)	(2,819,227)	(1,674)
Change in fair value of put option, net	184,371	—	75,612	—
Change in fair value of conversion element of convertible promissory notes, net	(1,613,113)	—	(1,613,113)	—
Change in fair value of warrants, net	(190,981)	3,567,168	299,607	1,680,476
Miscellaneous income (expense)	30,145	(7,919)	(17,250)	(72,994)

Total other income and (expenses)	(4,293,307)	3,560,131	(4,067,011)	1,612,915

Net income (loss) before provision for income taxes	(9,226,964)	724,496	(13,030,793)	(3,804,769)

Provision for income taxes	(17,416)	—	(17,416)	—

Net income (loss)	(9,209,548)	724,496	(13,013,377)	(3,804,769)

Accretion on Series A and B redeemable convertible preference shares of subsidiary associated with premium	(57,036)	(78,790)	(121,156)	(144,313)
Accretion on Series A-1 convertible preferred stock associated with beneficial conversion feature	(9,250,009)	––	(9,250,009)	––
Series A-1 preferred dividend	(74,253)	—	(74,253)	—

Net income (loss) attributable to common stockholders	$(18,590,846)	$645,706	$(22,458,795)	$(3,949,082)

Net income (loss) per share - basic	$(0.45)	$0.02	$(0.54)	$(0.12)

Net income (loss) per share - diluted	$(0.45)	$0.02	$(0.54)	$(0.12)

Shares used to compute net income (loss) per share - basic	41,400,151	33,846,309	41,291,426	33,675,760

Shares used to compute net income (loss) per share - diluted	41,400,151	35,045,016	41,291,426	33,675,760